Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hampton Roads Bankshares, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-157029 and 333-84304) on Form S-3 and registration statements (Nos. 333-182666, 333-178640, 333-159104, 333-139968, 333-134583, and 333-64346) on Form S-8 of Hampton Roads Bankshares, Inc. of our report dated March 25, 2013, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Hampton Roads Bankshares, Inc.

/s/ KPMG LLP

Norfolk, Virginia

March 25, 2013